Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2007 Stock Equity Plan (As Amended and Restated Effective November 17, 2011), of our reports dated September 12, 2011 with respect to the consolidated financial statements and schedule of Aviat Networks, Inc. and the effectiveness of internal control over financial reporting of Aviat Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

December 13, 2011